Exhibit 10.81

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between NRx Pharmaceuticals, Inc., a Delaware corporation, (“Company”) and Joseph M Casper (“Casper” or the “Executive”) effective as of December 1, 2025 (the “Effective Date”).

RECITALS:

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ Executive as Chief Operations Officer and Executive accept such employment pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.          Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Executive hereby accepts, employment by the Company in the role set forth above on the terms and conditions set forth in this Agreement. Executive’s primary workplace, as his “Home Office” in the state of Nevada. The Executive is expected to travel as needed in the performance of his duties nationwide. Executive may conduct business from his home office, including confidential tele/videoconferences for safekeeping of confidential documents. The Executive confirms that he is able to do so, and that Company is not liable for any expenses for the maintenance of such home office. In addition, the company offers, and the employee agrees that Casper shall serve as a consultant and be paid as a 1099 employee unless and until this Agreement is approved by the Board of Directors (the “Board”). During the period from the Effective Date and the date of Board approval, Casper shall not be deemed to be an executive officer of the Company.

2.            Effective February 1, 2026, the employee will be considered as a W2 employee. For any vesting, or any other measurement of time, the Effective Date shall govern.

3.           Term. Subject to earlier termination as hereafter provided, this Agreement shall have an initial term of one (1) years commencing on the “Effective Date” and shall be automatically extended thereafter for successive terms of one (1) year on the anniversary of the Effective Date, and each subsequent anniversary thereafter, unless either party provides written notice of non-renewal at least sixty (60) days prior to the expiration of such term or unless Executive’s employment with the Company is terminated in accordance with the provisions of Section 5 hereof. The term of this Agreement, as may be extended or renewed, is hereafter referred to as “the Term”.”

4.             Capacity and Performance.

(a)    During the Term, Executive (once approved by the Board) shall serve the Company as the Company’s Chief Operating Officer, initially reporting directly to the Company’s Chief Executive Officer (“CEO”) or the highest-ranking executive officer of the Company as may be designated by the Board of Directors (“Board”) of the Company. The Executive shall assume his duties as of the Effective Date.

(b)    During the Term, Executive shall be employed by the Company on a full-time basis Including the 1099 period, and shall perform the duties of his position, and such other duties as are consistent and commensurate with such position as may be designated from time to time by the Company’s Chief Executive Officer.

(c)    During the Term (i) Executive shall devote his commercially reasonable full-time efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder, (ii) shall have a duty of loyalty to the Company, and (iii) shall not engage in any other business activity without the written consent of the Company. Notwithstanding, that the employee has disclosed Board Membership with Healthcare related entities, none of which are in conflict with the company, and total efforts are less than 2 hours a week or less.

(d)    The Company shall provide Executive with the same employment benefits, insurance coverage, and travel policy that it provides to other Executives of the Company.

5.            Compensation and Benefits. As compensation for all services performed by Executive during the Term, and subject to performance of Executive’s duties and of the obligations of Executive to the Company pursuant to this Agreement:

(a)    Base Salary. The Company shall pay Executive a base salary of two hundred fifty thousand dollars ($250,000) per annum, payable monthly in accordance with the payroll practices of the Company for its Executives and subject to increase from time to time by the executive management of the Company. Executives shall be entitled to receive a bonus of 25%, subject to milestones to be agreed between Executive and the Company’s CEO.

(b)    Equity Compensation. The company's compensation committee has granted Executive 100,000 options at the strike price of $2.39/share Said options shall be granted under the terms of the Company’s 2021 Omnibus Incentive (the “NRx Equity”). The NRx Equity shall vest as follows:

•	33.3% shall vest in 6 months starting 12-01.2025

•	33.3% shall vest on 12-01-2026

•	33.3% shall vest on 12-01-2027

•	Vesting shall be accelerated in the event of a corporate change in control.

(c)    Vacations. Executive shall be entitled to three (3) weeks of vacation a year, to be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company and with the approval of his immediate supervisor. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d)    Other Benefits. As above, Executive shall be entitled to all health and related benefits afforded to other Executives of the Company.

(e)    Business Expenses. The Company shall pay or reimburse Executive for all reasonable customary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder in accordance with the Company’s Travel Expense Policy as set forth in the Company’s Executive Handbook subject to any restrictions and to reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

6.            Termination of Employment. Notwithstanding the provisions of Section 2 hereof, Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a)    Death. In the event of Executive’s death during the Term, Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any earned, but unpaid, Target Bonus for the year preceding the year in which such termination occurs, and (iv) any business expenses incurred by Executive but not reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (collectively, “Final Compensation”). Apart from any rights and obligations related to the Options, the Company shall have no further obligation to the Executive.

(b)    Disability.

(i)    The Company may terminate Executive’s employment hereunder, upon notice to Executive, in the event that Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his essential job duties and responsibilities hereunder for ninety (90) consecutive days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, and apart from any rights and obligations related to the Options, the Company shall have no further obligation to Executive, other than payment of Final Compensation.

(ii)    The Company may designate another Executive to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans until the termination of his employment.

(iii)    Should the Company implement a disability income plan for all Executives, while receiving disability income payments under the Company’s disability income plan, Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment. In the event the disability income payments under the Company’s disability income plan during the term hereof are less than Executive’s Base Salary, the Company shall pay to Executive, in accordance with Company’s standard payroll practices, an amount equal to Executive’s Base Salary less the disability income payments.

(iv)    If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Executive.

(c)    By the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time upon providing written notice to Executive setting forth in reasonable detail the acts or omissions giving rise to such Cause, and in the case of (i), (ii), (v) or (vii) below, providing Executive not less than thirty (30) days to cure or correct such conduct. The following shall constitute Cause for termination:

(i)    Executive’s willful failure to perform (other than by reason of disability) his material job duties and responsibilities to the Company. Unauthorized absence of Executive for a period of five consecutive business days shall be considered willful failure to perform as defined above;

(ii)    Material breach of Section 7 or 8 hereof of this Agreement;

(iii)    Fraud, embezzlement, or other acts of dishonesty which is material (monetarily or otherwise) with respect to the Company;

(iv)    Conviction or plea of nolo contendere to a felony or other crime involving moral turpitude that is material to the Company; which shall not include any conviction of, or a plea of guilty to, a non-criminal traffic violation

(v)    the use of unlawful drugs which impairs the ability of Executive to perform Executive's essential job duties and obligations under this Agreement;

(vi)    commission of an act of fraud or dishonesty or willful misconduct which jeopardizes the health, safety or welfare of any patient treated by Executive;

(vii)    the filing of a formal complaint or initiation of a formal investigation, and the finding of probable cause, by any state, local or federal government entity or agency alleging Executive has violated any state or federal law punishable as a felony which shall include, without limitation, any laws or regulations governing the Medicare or Medicaid programs.

Upon termination of Executive’s employment hereunder for Cause, and apart from any rights and obligations related to the Option, the Company shall have no further obligation to Executive, other than for Final Compensation.

(d)    By the Company Without Cause or by Non-Renewal of the Agreement. The Company may terminate Executive’s employment without Cause at any time upon sixty (60) days’ notice to Executive or may elect not to renew or extend the Term as described in Section 2 above. Should such termination occur after the three-month anniversary of this contract, the Company shall pay Executive two (2) months of his then-existing Base Salary as severance (“Severance”). The severance amount shall increase by ½ month for every additional month of employment up to a ceiling of six months of severance. The Company shall also pay Executive all accrued compensation. Any obligation of the Company to Executive hereunder is conditioned, however, on Executive signing a timely and effective release of claims (“Executive Release”). The first installment of the severance pay shall be due and payable at the Company’s next regular payday which is at least five (5) business days following the later of the effective date of the Executive Release or the date the Executive Release, signed by Executive, is received by the Company, but shall be retroactive to the next business day following the date of termination.

(e)    Termination by Executive. Executive may voluntarily resign or terminate his employment at any time upon sixty (60) days’ notice to the Company. Upon voluntary termination of Executive’s employment, and apart from any rights and obligations related to the Option, the Company shall have no further obligation to Executive, other than Final Compensation.

7.            Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a)    Payment by the Company of any amounts that may be due to Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to Executive, except as otherwise provided above.

(b)    Except for any right to continue participation in any employer-sponsored health plan, at Executive’s cost under COBRA or other applicable law, Executive’s participation in other Company benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment, without regard to any continuation of Base Salary or other payment to Executive following such date of termination.

(c)    Certain provisions of this Agreement shall survive any termination, if so, provided herein, including the obligations of Executive under Sections 7, 8 and 9 hereof.

8.            Confidential Information.

(a)        Executive acknowledges that the Company continually develops Confidential Information; that Executive may develop Confidential Information for the Company; and that Executive may learn of Confidential Information during employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company, any Confidential Information obtained by Executive incident to his employment or other association with the Company. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination, for a period of three (3) years. Further, Executive agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. For purposes of this Agreement, “Confidential Information” shall not include: (i) any information known by Executive or in his possession prior to the Effective Date, (ii) any information or documents that are publicly available, and (iii) any information that is provided to Executive by a third-party which is not subject to any restrictions on its use or disclosure.

(b)         All confidential documents, records, tapes and other media of every kind and description relating to the business of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and, if requested by the Company, shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board may specify, all Documents then in Executive’s possession or control.

9.            Assignment of Rights to Intellectual Property. Executive agrees to maintain accurate and complete contemporaneous records of and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title, and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. Executives will not charge the Company for time spent complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

10.          Restricted Activities. Executive agrees that some restrictions on their activities during and after their employment are necessary to protect the goodwill, Confidential Information and other legitimate interested of the Company:

(a)        While Executive is employed by the Company and for twenty-four (24) months thereafter (“Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, Executive, joint ventures or otherwise, engage in any activity that directly competes with the Business of the Company as conducted at the time of Executive’s departure from the Company. For the purposes of this Agreement, Business shall include:

(i)	development and implementation of Medical Services Organization (MSO) operations to treat CNS”) disorders

(ii)

development of NMDA, Glutamine/Glutamate, and GABA-targeted drugs to treat psychiatric conditions, and/or an indication or a claim involving the treatment of depression, PTSD, or reduction of suicidal ideation; and development of any drug involving suicidal ideation or in which amelioration of suicidal ideation is a substantial part of the clinical program.

(iii)

participation in the development or operation of new clinical facilities focused on the treatment of CNS disorders with ketamine and related drugs, transcranial magnetic stimulation, and related technologies. This clause shall not limit Executive’s ability to participate in the operations of RSC LLC.

(b) Executive agrees that during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company.

(c) Executive further agrees that during the Non-Competition Period, Executive will not hire or attempt to hire any Executive or contractor of the Company, assist in such hiring by any person, or encourage any such Executive to terminate his or his relationship with the Company; provided, however, that the foregoing will not apply to any Executives that have terminated their employment relationship with the Company at least six (6) months prior to the date on which Executive’s employment relationship with the Company is terminated. This clause shall not limit Executive’s interactions with Executives of RSC LLC

(d) Executive further agrees that during the Non-Competition Period, Executive will not solicit any customer or vendor of the Company to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts immediately prior to Executive’s departure with the Company.

(e) Executive acknowledges and agrees that (i) the restrictive covenants contained in this Section are reasonable with respect to duration, scope, time, and their effects on Executive and public health, safety, and welfare;

(i)	Company's Confidential Information is of unique and special character that gives this information a special and proprietary value to Company; and

(ii)

the restrictive covenants contained in this Section are necessary to protect the legitimate business interests of Company, including, but not limited to, trade secrets and/or valuable confidential business/professional information that otherwise does not qualify as trade secrets, know-how, methodologies substantial relationships with specific prospective or existing patients or clients, patient or client goodwill associated with an ongoing professional practice by way of trade name and/or trademark and/or service mark and/or "trade dress" and/or specific geographic location, marketing or trade area, along with extraordinary or specialized training to Executive, and a violation by Executive of these restrictive covenants would cause irreparable injury and loss to Company.

(f) Executive acknowledges that (i) in the event Executive's retention with Company terminates for any reason, Executive will be able to earn a livelihood without violating the foregoing restrictions, (ii) Executive's ability to earn a livelihood without violating such restrictions is a material condition to Executive's retention with the Company, (iii) this non- solicitation and non-competition covenant is necessary to protect the legitimate business interests of Company which Company has spent considerable time, effort and money to establish, is reasonable and necessary to protect those business interests and (iv) in the event of an actual or threatened violation by Executive of any of the restrictions of this Section, Company may suffer irreparable harm and may be without adequate remedy at law. Company may seek injunctive relief, including a temporary restraining order and preliminary injunction.

10.        If a court of law should alter the duration and scope of the non-solicitation or non-competition period set forth in this Section, or the confidentiality period set forth in Section 15 above, the altered terms shall continue in effect for said period. The covenants contained in this subsection shall survive termination or expiration of this Agreement.

11.         Waiver and Amendment. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Executive and a duly authorized representative of Company. A waiver of any of the terms and conditions hereof shall not be construed as a general waiver by either Party, and either Party shall be free to reinstate any such term or condition without notice to the other Party.

12.         Section 409A of the Code. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Executive, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Executive pursuant to the terms of this Agreement.  Notwithstanding the above, if Executive qualifies as a “specified Executive,” as defined in Section 409A, incurs a separation from service for any reason other than death and becomes entitled to a distribution under this Agreement, then to the extent required by Section 409A, no distribution otherwise payable to such specified Executive during the first six (6) months after the date of such separation from service, shall be paid to such specified Executive until the date which is one day after the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of the specified Executive).

13.        Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that if he is found to have breached any of the covenants contained in Sections 7, 8 or 9 hereof by a duly appointed arbitrator, the damage to the Company may be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by a court of competent jurisdiction or duly appointed arbitrator to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

14.         Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

15.          Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

a.           “Change of Control” means (i) any change in the Company’s ownership occurring when any person or company, directly or indirectly, becomes the beneficial owner of voting equity shares of the entity (to the extent of more than 50 percent of the voting shares or the rights to acquire such shares; (ii) any direct or indirect sale or transfer of substantially all of the assets of the Company; (iii) a plan of Company liquidation or an agreement for the sale on liquidation is legally approved and completed; or (iv) the board or empowered managing committee determines and declares that a change of control has occurred, irrespective of any occurrences described above.

b.          “Confidential Information” means any and all information of the Company that is not generally known by Persons with whom the Company competes or does business, or with whom the Company plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against the Company. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, (ii) the Company’s products and services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company and (v) the people and organizations with whom the Company has a business relationship and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding anything to the contrary, Confidential Information will not include (i) any information that has been published in a form generally available to the public or within the trade or industry prior to the date the Executive proposes to disclose or use such information, (ii) any information that the Executive is legally required to disclose, (iii) any information that is or becomes available to the Executive on a non-confidential basis from a source other than the Executive or an Executive or a contractor of the Company; provided that such source is not known by the Executive to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation to the Company, or (iv) any information that was in the possession of, or was known by, Executive prior to the Effective Date.

(c)         “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by Executive, solely or jointly with others, during his employment by the Company.

(d)          “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

16.          Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

17.          Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company shall assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

18.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20.        Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national delivery service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

21.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment.

22.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

23.          Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

24.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

25.         Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Executive represents that he has sought advice of counsel and agreed to choice of law and venue.

26.         Consent to Arbitration. In consideration of Executive's employment with the Company, the Company and Executive agree that any and all controversies, claims, or disputes with anyone (including the Company, Executive and any executive, officer, director or shareholder in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's employment with the Company or the termination of Executive's employment with the Company, including any relating to this Agreement, will be subject to binding arbitration. Disputes which Executive and Company hereby agree to arbitrate, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, include, but are not limited to, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and any other federal, state or local discrimination, retaliation or wrongful termination claims or other statutory or common law claims. The parties further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive. Executive and Company agree that any arbitration will be administered by the American Health Law Association ("AHLA") and that a single neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the "Rules"). All arbitration fees and costs shall be paid by the Company, but the parties shall be responsible for payment of their own attorneys' and professional fees. Executive and Company agree that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules. The parties agree the final arbitration hearing shall commence within ninety (90) days after the arbitrator is appointed by AHLA. Notwithstanding the foregoing, nothing herein shall limit or alter the Company's right to seek injunctive or other equitable relief.

27.       Voluntary Nature of Agreement. Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is WAIVING EXECUTIVE'S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written

NRx Pharmaceuticals, Inc.		Executive

By:	/s/ Jonathan Javitt	By:	/s/ Joseph M Casper

	Jonathan C. Javitt, MD, MPH.		Joseph M Casper
Chief Executive Officer